Exhibit 5.1

June 16, 2020

SEACOR Holdings Inc.
2200 Eller Drive, PO Box 13038
Fort Lauderdale, FL 33316

Re:	Registration Statement on Form S-8 relating to the issuance of Common Stock under the SEACOR Holdings Inc. 2014 Share Incentive Plan

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) which SEACOR Holdings Inc., a Delaware corporation (the “Company”), proposes to file with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an additional 900,000 shares of common stock of the Company, par value $0.01 per share (the “Shares”), issued, or issuable under and pursuant to the SEACOR Holdings Inc. 2014 Share Incentive Plan (as amended, the “Plan”).

We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the relevant Plan and any related award agreement, the Shares will have been legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Milbank LLP